Exhibit 10.3

National General Holdings Corp. 2019 Omnibus Incentive Plan
GRANT NOTICE RESTRICTED SHARE UNITS

National General Holdings Corp. (the “Company”) hereby grants to the Participant named below Restricted Share Units (“Restricted Share Units” or “RSUs”) pursuant to the National General Holdings Corp. 2019 Omnibus Incentive Plan (the “Plan”) in the number specified below, which shall vest in accordance with the Vesting Schedule. Each RSU corresponds in value to a single share of Company common stock (“Share”) and represents the right to receive one Share for each vested RSU or the cash equivalent, as determined by the Committee in its sole discretion.

The RSUs are subject to all of the terms and conditions as set forth in this Grant Notice, the Restricted Share Units Award Agreement (the “Award Agreement”) and the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement.

Participant Name:
Grant Date:
Vesting Schedule:
Number of RSUs Granted:

Additional Terms/Acknowledgements: By accepting your grant electronically, the Participant acknowledges receipt of, and understands and agrees to the terms set forth in this Grant Notice, the Award Agreement and the Plan and agrees that this Grant Notice, the Award Agreement and the Plan and supersede all prior oral and written Award Agreements on that subject.

Attachments: Restricted Share Units Award Agreement and National General Holdings Corp. 2019 Omnibus Incentive Plan

National General Holdings Corp. 2019 Omnibus Incentive Plan
RESTRICTED SHARE UNITS AWARD AGREEMENT

Pursuant to your Restricted Share Units Grant Notice (“Grant Notice”) and this Award Agreement, National General Holdings Corp. (the “Company”) has granted to you Restricted Share Units (“RSUs”) under the Plan covering the number of RSUs indicated in your Grant Notice, which vest in accordance with the Vesting Schedule indicated in your Grant Notice.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or your Grant Notice.

The details of your Restricted Share Units are as follows:

1.
Determination of Number of Vested RSUs. Your RSUs are subject to the Vesting Schedule set forth in your Grant Notice. On each vesting date (“Vesting Date”) set forth in the Vesting Schedule, you will vest in the specified percentage of your RSUs, and your vested RSUs shall be settled in accordance with the terms of this Award Agreement; provided that you satisfy the requirements of Section 2 or vest in your RSUs in accordance with Sections 3 or 4.

2.
Eligibility for Payment or Distribution. You must be employed by the Company continuously through and up to a Vesting Date specified in your Grant Notice to be eligible for a payment or distribution of your RSUs that vest and become nonforfeitable on such Vesting Date. If you incur a Termination of Service prior to a Vesting Date, then you will forfeit any nonvested RSUs that you then hold on the date of such Termination of Service and you shall not be entitled to any distribution or payout with respect to such forfeited RSUs, except as otherwise expressly provided in Sections 3 or 4 below.

3.	Effect of Termination of Service Prior to Vesting Date.

a.
Termination of Service due to death or Disability. If you incur a Termination of Service by reason of death or Disability prior to a Vesting Date, your RSUs will automatically vest as to the number of RSUs that would have vested had you remained an Employee for the 12-month period immediately following your death or Disability, as applicable. Any remaining unvested RSUs you hold at the time of your death or Disability, as applicable, will be forfeited. The date of your Termination of Service due to death or Disability will be considered a Vesting Date.

b.
Termination of Service by reason of Retirement. If you incur a Termination of Service by reason of Retirement prior to a Vesting Date, your RSUs will automatically vest as to the number of RSUs that would have vested had you remained an Employee for the 12-month period immediately following your Retirement. Any remaining unvested RSUs you hold at the time of your retirement will be forfeited. The date of your Termination of Service by reason of Retirement will be considered a Vesting Date. For purposes of this Award Agreement, the term “Retirement” shall mean your voluntary Termination of Service on or after the date the you have (i) completed at least five (5) years of continuous service as an Employee and either (A) attained at least age sixty-five (65) or (B) attained at least age fifty-five (55) and the Committee consents to treat your Termination of Service as a Retirement.

4.	Effect of a Change in Control Prior to a Vesting Date. The treatment of any nonvested RSUs that you hold upon a Change in Control will be determined under Article 16 of the Plan.

5.
Form and Timing of Settlement of RSUs. Within thirty (30) days of a Vesting Date, the Company will issue and deliver to you (at the Company’s sole discretion) either the number of shares of Stock equal to the number of your RSUs that vested on such Vesting Date or the cash equivalent value based on the Nasdaq closing price of a share of Stock on the day preceding the Vesting Date (or if the day preceding the Vesting Date is a date on which the Stock is not traded, based on the closing price on the last date immediately preceding the day preceding the Vesting Date on which the Stock was traded), subject to satisfaction of applicable tax and/or other obligations as described in Section 10 below.

6.
Delivery of Shares. Shares will be delivered to you in accordance with this Section 6; provided, however, the Company shall not be obligated to deliver Shares to you if (a) you have not satisfied all applicable tax withholding obligations, (b) Shares are not properly registered or subject to an applicable exemption therefrom, (c) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (d) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws. Shares will be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent or a brokerage account established by you with the Company’s plan administrator. You shall not acquire or have any rights as a shareholder of the Company until Shares issuable hereunder are actually issued and delivered to you in accordance with the Award Agreement.

7.
Forfeiture and Recoupment. You agree that (i) your nonvested RSUs are subject to potential forfeiture as provided for under Section 21.1 of the Plan, which is in addition to the potential forfeiture of your nonvested RSUs in accordance with this Award Agreement and (ii) any Award Gain you realized upon the vesting of your RSUs is subject to recoupment (or demand for repayment) by the Company as provided for under Section 21.1 of the Plan.

8.
Restrictive Covenants. You acknowledge you have read and understood the restrictive covenants set forth in Sections 21.1(c)(i) (non-competition; non-solicitation), 21.1(c)(ii) (non-disclosure) and 21.1(c)(iii) (litigation cooperation) of the Plan. You agree that these restrictive covenants are reasonable as to scope, geography and duration and further agree to be bound by these restrictive covenants. You also acknowledge you have read and understood your protected rights set forth in 21.1(j) of the Plan.

9.
Restrictions on Resales of Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the settlement of your RSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other RSU holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

10.	Tax Withholding Obligations.

a.
At the time your RSUs are settled, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the settlement of your RSUs.

b.
The Company may withhold from fully vested Shares otherwise issuable to you upon the settlement of your RSUs a number of whole Shares having a Fair Market Value, determined by the Company as of the date of settlement, at least equal to the minimum statutory amount of tax required to be withheld by law but in no event in excess of the maximum statutory amount of tax that is permitted to be withheld by law.

11.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your RSUs or your other compensation.

12.	Applicability of Section 409A of the Internal Revenue Code.

a.
Your RSUs granted hereunder are not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Award Agreement, your Grant Notice or the Plan causes your RSUs to be subject to the requirements of Section 409A, or could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 13 does not create an obligation of the Company to modify this Award Agreement, your Grant Notice or the Plan and does not guarantee that your RSUs will not be subject to taxes, interest and penalties under Section 409A.

b.
If you are a “specified employee” as defined under Code Section 409A and your RSUs are to be settled on account of your separation from service (for reasons other than death) and such RSUs constitutes “deferred compensation” as defined under Code Section 409A, then any portion of your RSUs that would otherwise be settled during the six-month period commencing on your separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following your death if it occurs during such six-month period).

c.
Your Termination of Service shall not be deemed to have occurred for purposes of any provision of the Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a Termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A.

13.	Transferability.

a.
Restrictions on Transfer. Your RSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

b.
Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

14.
Securities Laws. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Award Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Award Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

15.
Data Privacy. To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Award Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

16.	No Right to Continued Employment or Further Awards.

a.
Neither the Plan nor this Award Agreement shall (i) alter your status as an “at-will” employee of the Company; (ii) be construed as giving you any right to continue in the employ of the Company; or (iii) be construed as giving you any right to be reemployed by the Company following any Termination of Service. The Termination of Service provisions in this Award Agreement shall solely apply to the treatment of your RSUs as specified herein and shall not otherwise affect your employment relationship with the Company.

b.
The Company has granted your RSUs solely in its sole discretion. Your Grant Notice, this Award Agreement and the Plan do not confer to you any right or entitlement to receive another grant of RSUs, or any other similar award at any time in the future or in respect of any future period. Your RSU grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

17.
Notices. Any notice required or permitted to be given under this Award Agreement, or Grant Notice or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
National General Holdings Corp.
59 Maiden Lane Floor 38th Floor
New York, NY 10038
Attn.: Corporate Secretary

If to the Employee:
To the last address on file with the Company or to the last address delivered to the Company by the Employee in the manner set forth herein.

18.	General Provisions.

a.
Headings. The headings preceding the text of the sections this Award Agreement are inserted solely for convenience of reference, and shall not constitute a part of Award Agreement, nor shall they affect its meaning, construction, or effect.

b.
Severability. If any provision of this Award Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Award Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.
Governing Documents. This Award Agreement is subject to all of the terms and conditions as set forth in your Grant Notice and the Plan, all of which are incorporated herein in their entirety. Your Grant Notice, this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior Award Agreements, commitments or negotiations concerning the RSUs are superseded. In the event of any conflict between the provisions of your Grant Notice and this Award Agreement and those of the Plan, the provisions of the Plan shall control.

d.	Binding on Parties. The provisions of this Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.
Applicable Law. Your Grant Notice and this Award Agreement shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law, with consent of jurisdiction by you in the State of New York.

f.	Rescission of Award Agreement and RSU Grant. Your RSUs granted under this Award Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.
Administration of RSUs. All questions arising under your Grant Notice, this Award Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of your Grant Notice, this Award Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.
No Shareholder Rights. The RSUs granted to you under pursuant this Award Agreement do not and shall not entitle you to any rights of a holder of a Share of Company common stock prior to the date Shares are issued to you in settlement of the RSUs, if at all (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs prior to the date Shares are issued to you in settlement of the RSUs (or an appropriate book entry has been made).

i.
Unfunded Arrangement. The RSUs create a contractual obligation on the part of the Company to distribute to you Shares in connection with the vesting of the RSUs at the time provided for in this Award Agreement. Neither you nor any other party claiming an interest under this Agreement shall have any interest whatsoever in any specific assets of the Company. Your right to receive Shares under this Agreement is that of an unsecured general creditor of the Company.

j.
Consent to Electronic Delivery. Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Award Agreement is not a stock certificate or a negotiable instrument.